                                                                  Exhibit 10.1.e

                            ADDITIONAL TOLL AGREEMENT
                                     BETWEEN
                 COMPANIA NACIONAL DE TRANSMISION ELECTRICA S.A.
                                       AND
                        EMPRESA ELECTRICA PEHUENCHE S.A.

In Santiago, Chile, on October 23, 2000, between Compania Nacional de Transmision Electrica S.A., hereinafter, TRANSELEC, represented by its General Manager, Mr. Guillerrmo Espinosa Ihnen, both domiciled in Santiago at Calle Santa Rosa No. 76, Floor 9, and Empresa Electrica Pehuenche S.A., hereinafter referred to as PEHUENCHE, represented by its General Manager, Mr. Lucio Castro Marquez, all of them domiciled in Santiago at Calle Santa Rosa No. 76, Floor 15, the following has been agreed:

ONE: PURPOSE

The parties to this contract hereby agree, as provided in articles 51, 51 A and 51 E of Ministry of Mining Statutory Decree No 1 of 1982, to establish the additional tolls that PEHUENCHE shall pay TRANSELEC for the electricity right of way on the facilities of the TRANSELEC's Interconnected Transmission System, hereinafter referred to as ITS, that are individualized in the Additional Toll Exhibits hereto. Said Exhibits, duly signed by the parties, are an integral part of this contract for all legal purposes.

TWO: IDENTIFICATION OF DOWNLOADS BY PEHUENCHE

The electricity uploads by PEHUENCHE that will be governed by this contract are identified in the Additional Toll Exhibits, which include the location of their respective electricity upload points (referral sub-station, voltage at referral sub-station, ITS downloading point), the values of apparent maximum demand, the dates of effectiveness up to which PEHUENCHE may carry out electricity downloads at each electricity supply point from those customers and facilities that originate the additional toll.

THREE: RIGHT TO DOWNLOAD ELECTRIC POWER

Pursuant to the present contract, PEHUENCHE will be entitled to use TRANSELEC's transmission facilities, located out of the are of influence of its power plants Pehuenche, Loma Alta and Curillinque, to upload and download electricity for its customers as identified in the preceding clause. Uploads will be carried out at the upload points, for the maximum apparent demand and periods of effectiveness that are indicated for each one of the customers indicated in the Additional Toll Exhibits.

FOUR DEFINITION OF NEW REPLACEMENT VALUE

For the purposes of the present contract, New Replacement Value for the transmission facilities, hereinafter, without distinction, NRV, will be understood to mean the cost of renewing all of the works, facilities and physical assets intended to the electricity transmission function.

Renewal is understood as the activity of replacing the works, facilities and physical assets presently in operation with others with identical characteristics. In the event that they are not available on the market, the respective cost is to be that of the works, facilities and physical assets of modern technology and current cost meant to fulfill the same function with the same service quality standards. As regards the transmission lines, those existing are considered with respect to the topographical layout, structures, voltage, number of circuits and electrical transmission capacity. As regards the sub-stations, consideration is given, in addition to the primary control and protection equipment, to the auxiliary equipment, including that of the auxiliary services, battery banks and emergency equipment, buildings intended to house the equipment indicated, land, and general works.


PEHUENCHE - TRANSELEC Additional Toll                                          1

The following items, which are set forth only by way of example, without said listing being restrictive, are included in the costs associated with the NRV 's for the transmission lines and for the sub-stations which constitute segments subject to PEHUENCHE's additional toll: engineering and design, construction management and inspection, easements and compensations, supply of imported and domestic equipment and materials with the respective entry tariffs, port charges and domestic and international freight, construction and assembly of works and equipment, other financial and administrative costs, such as staggered interest, overhead expenses, and operating capital.

For purposes of the valuation of the lines, the original copper wire is replaced with one of aluminum with equivalent characteristics. In the valuation of the sub-stations, the switches for large volumes of oil, compressed air, and large volumes of SF6 gas, have been valued as switches for small volumes of SF6 gas. The synchronous condensers are valued as if they were static condensers.

FIVE: OPERATION AND MAINTENANCE COSTS

Operation and Maintenance costs (OMC's) take into consideration all of the costs necessary for the appropriate maintenance of the facilities and their proper decentralized operation subordinate to the Zone Operation Centers (ZOC) and to a Centralized Transmission Dispatch, in accordance with service safety standards applied at the transmission facilities as contemplated in Statutory Decree (M) No 1/82 and SD. No 327 published on September 10, 1988.

The OMC's take into consideration the operating expenses intended to the planning, execution and control of the operation and maintenance activities, being the latter either preventive, scheduled as corrective, or not scheduled as corrective, and the expenses and insurance against accidents affecting buildings and facilities.

In addition, OMC's include capital costs, operation, and vehicles maintenance, maintenance equipment, telecommunications systems, instruments and tools necessary for carrying out the maintenance and operation activities, including the terminal remote units (TRU), the Zone Operation Centers (ZOC's), and the Centralized Transmission Dispatch. Likewise, OMC's include capital costs, operation, and maintenance of land and buildings, such as workshops, offices, warehouses meant for operation and maintenance.

SIX: TOTAL ANNUAL BASIC TOLL PAYMENT

The parties agree that, PEHUENCHE will pay TRANSELEC, during the effectiveness of this contract, annual payments as Total Additional Tolls, amounts that is obtained from the addition of the annual payment of the Additional Toll for each one of the uploads by PEHUENCHE as individualized in the Additional Toll Exhibits.

The annual Additional Toll thus calculated is net of VAT and is expressed in dollars of the United States of America as of January 1, 1999.

SEVEN: PAYMENT MODALITY

The Total Annual Additional Toll the preceding clause refers to, regarded as an annual value, will be divided into twelve (12) equal monthly payments. Said Total Additional Toll monthly payment will be paid according to the modality established below:

Payment will be made by due monthly payments. To said effect, TRANSELEC will send, every month, to PEHUENCHE the corresponding invoice, on the fifth business day of the following month subject to collection, at the latest, for the equivalent in Chilean pesos resulting from multiplying the monthly payment of the Total Additional Toll, duly indexed as provided ion clause eight hereof, at the exchange rate for the "Observed Dollar" referred to in the first paragraph of No. 6 of Chapter I, Title I, of


PEHUENCHE - TRANSELEC Additional Toll                                          2
the Compendium of Foreign Exchange Rules published by the Central Bank of Chile, or by such as may replace it in the future, monthly average subject to collection. Value Added Tax, VAT, shall be charged separately to the monthly payment thus established.

PEHUENCHE undertakes to pay said invoice at TRANSELEC's Treasury's office in Santiago, in cash, by a not crossed check issued by a bank office located in Santiago or by a bank Sight Note, before 12:00 a.m. on the sixteenth day of the month following the month subject to collection, at the latest. Should that day be a Saturday, Sunday or a holiday, maturity will be extended to 12:00 of the following business day.

Nevertheless, the parties may agree to a different method of payment, which may be by a bank transfer of funds or deposits into any of the checking accounts of TRANSELEC. In such case, PEHUENCHE shall inform TRANSELEC, in writing, as to the date, amount, checking account number, and bank through which the payment or deposit has been made, as well as the number of the invoice or invoices that it has paid.

In the case of default or simple delay in the payment of the agreed to values, interest shall accrue at the maximum conventional rate for transactions that are not adjustable at less or more than ninety (90) days, as the case may be, from the date when the default or simple delay took place and up to the date of the actual payment thereof.

In the event that TRANSELEC fails to timely send the invoice, PEHUENCHE shall be able to postpone its payment by the same period of delay incurred by TRANSELEC, and such postponement shall not be deemed to be a default or simple delay for the purposes of charging the interest referred to in the preceding paragraph.

EIGHT: INDEXATION

The parties hereto agree that the Total Annual Additional Toll Charge will be indexed on a six-month basis on January 1 and July 1 of each year, by multiplying the monthly charge of the previous month by the factor resulting from the application of formula for toll indexing detailed in the "Six-Month Indexation Formula" Exhibit to the present contract.

To such effect, said indexation factor will be rounded up to the fifth decimal.

The first indexation will take place on July 1, 2000 and shall cover the period between January 1, 1999 and January 1, 2000. The parties agree that the indexation factors corresponding to the first and second semi-annual periods of 1999 and to the first semi-annual period of 2000 are 0.95896, 0.94468 and 1.04100, respectively.

Every time a six month-period toll indexation proceeds, TRANSELEC will prepare and send to PEHUENCHE a calculation report containing, in a detailed and documented way, the value of the new monthly payment. The submission of this document shall be effected five (5) business days prior to the delivery of the invoices for the January and July periods.

NINE: SETTLELEMT OF THE VIRT's

The parties agree that they shall carry out a monthly settlement, between themselves, of the valuation of the uploads and downloads per segment (VIRT's) for each one of the segments subject to an additional toll in virtue of this contract, received by TRANSELEC as a result of the balances of power uploads and downloads made by the CDEC - SIC for each one of said segments. The settlement indicated shall be carried out during the month following the month to which the settlement pertains, once TRANSELEC has actually received such amounts from the rest of the members of the CDEC - SIC. In the event that the CDEC - SIC has not determined the VIRT's, or that TRANSELEC has not


PEHUENCHE - TRANSELEC Additional Toll                                          3
received all or part of the VIRT's from the rest of the members of the CDEC - SIC, the parties may agree on provisional settlements under this category, on account against final payment.

The amount to be paid for the settlement of the VIRT's will the sum of all the values obtained from multiplying, for each one of the downloads specified in the Additional Toll Exhibit, the pro-rata amount for each segment by the VIRT received by TRANSELEC corresponding to each one of said segments. If the amount of the settlement corresponding to the entirety of the segments subject to this contract turns out to be greater than zero, TRANSELEC shall pay such amount to PEHUENCHE, plus V.A.T.; conversely, if the amount of the total settlement proves to be less than zero, PEHUENCHE shall pay TRANSELEC the absolute value of such amount, plus V.A.T. For purposes of these settlements, if appropriate, the same interest rate as that applied by the CDEC - SIC shall be used.

TEN: MODIFICATION TO THE FACILITIES SUBJECT TO ADDITIONAL TOLL PAYMENT

It is left on record that the electricity rights of way set forth in this instrument do not prevent TRANSELEC from carrying modifications of any kind to the transmission facilities involved, as long as the transmission capacity is not diminished so that the agreed to power required may be downloaded at the place and at voltage level as specified in the present contract, and the transport quality and safety standards established in clauses Fourteen and Fifteen are kept.

Should, during the effective period of this contract, be modified, whether by legal modifications or regulations, the basic toll contracts for the Pehuenche, Loma Alta or Currillinque power plants, thus causing that the segments which were previously considered as subject to additional toll to become included in the basic toll for any of the aforementioned power plants, the additional toll contract shall be adjusted by discarding the appropriate segments. Likewise, on the contrary, should the facilities subject to basic toll for the Pehuenche, Loma Alta and Curillinque power stations be modified for the reason indicated above, giving rise to new segments subject to additional tolls, the additional toll contract shall be modified by adding the appropriate segments.

The revision, for any of the aforementioned causes, will be commenced by the delivery to the interested party from the other one of a report containing the supporting technical and economic reasons thereof. The receiving party shall analyze and issue an answer to said report within 30 consecutive days.

Should the aforementioned report be rejected, expressly or because the 30-day term has elapsed without no reply having been issued, same event will be understood as a disagreement regarding the proposed modification. Should additional 30 days have elapsed without having an agreement been reached, either party may resort to the arbitration instance as provided under clause Twenty-one to have the controversy resolved.

The appropriate modification to the additional toll, whether it arises from the mutual agreement of the parties or through a ruling pronounced by the Court of Arbitration, will become effective as of the moment the event that originates said revision takes place, giving rise to the appropriate resettlements. Differences will be paid, if appropriate, by the party becoming the debtor, including the regular interest applied to this kind of non-adjustable operations at more or less 90 days, as appropriate, within a maximum period of 30 days as of the moment the agreement is reached or the arbitration decision is executed.

At no event, there may exist a gap in the payments that PEHUENCHE makes to TRANSELEC. In case there exist methodological or regulatory inaccuracies derived from legal modifications, the monthly payments will continue to me made based on the present contract, on a provisional and resettlement basis until such inaccuracies have been resolved by the parties upon mutual agreement or as provided in clause Twenty-two


PEHUENCHE - TRANSELEC Additional Toll                                          4

Any modification at the facilities comprising the additional toll made from the revision of tolls, as provided in this clause, will, consequently, give place to the modification of the Additional Toll Exhibits.

ELEVEN: MODIFICATIONS TO PEHUENCHE'S DOWNLOAD POINTS

The parties agree to redefine the facilities subject to additional toll payments as well as the corresponding annual payments when changes at PEHUENCHE's electricity downloading points to supply its customers occur, to the extent they do not involve changes to the electricity rights of way over through TRANSELEC's facilities.

It will be understood that there are changes at PEHUENCHE's downloading points upon the occurrence of the following:

a) Termination of supply contract of a PEHUENCHE's customer at a given downloading point, within the corresponding effectiveness period of the respective toll, provided such customer will be then commercially supplied with electricity electric power at the same downloading point by another generating company.

b) When occurring changes in the ownership of the facilities subject to additional toll payments.

c) End of the effectiveness period of any of the downloads identified in the Additional Tolls Exhibits.

Both PEHUENCHE and TRANSELEC shall communicate to the counterpart, as the case may be, the modifications to the downloading points that will be introduced due to the causes indicated in the foregoing paragraph, with at least sixty (60) days in advance to the date the modification is to become in effect.

The variations at PEHUENCHE's downloading points contemplated herein shall be incorporated into this contract by modifying the appropriate Additional Toll Exhibits.

TWELVE: MAXIMUM POWER DOWNLOAD

For the purposes of this contract, it will be understood as monthly maximum apparent demand the highest value of the integrated powers recorded in 15-minute-successive periods.

The power downloads carried out by PEHUENCHE at each supply point indicated in the Additional Tolls Exhibits, shall not exceed the values of apparent maximum demands expressed in said exhibits.

Should the monthly maximum apparent demand of downloads exceeds the apparent power agreed to, PEHUENCHE will pay in such month twice as much the unit cost corresponding to the power agreed to per each apparent power unit in excess, provided having PEHUENCHE submitted a request for power increase, TRANSELEC has answered said request within the terms indicated in this clause.

Notwithstanding the above, in case PEHUENCHE is the only user of some or the totality of the segments involved in the exceeded download, said surcharge will not be applied in said segments.

In case of apparent power download above the one agreed to, the following norms are further applied:

a) PEHUENCHE shall pay TRANSELEC the value of damage undergone by the equipment and facilities included in the present Contract as a result of exceeding the maximum powers.


PEHUENCHE - TRANSELEC Additional Toll                                          5

b) TRANSELEC will not be responsible for any damage or loss of any nature undergone by PEHUENCHE or its customers due to the lack of supply derived from the deficient capacity in the facilities involved in the contracted tolls.
c) TRANSELEC may restrict the downloads to the values agreed to in the Contract, being at PEHUENCHE's expense all the costs necessary to carry out said restriction, up to a maximum amount of US$ 50,000 per each downloading point. The above applies only in the cases where there exists no capacity in the facilities or that PEHUENCHE does not set new maximum power values in accordance with what is stipulated in the following paragraph.

Should the maximum apparent power values agreed be exceeded by more than five days, whether or not consecutive, in a one-month period, PEHUENCHE undertakes to restate the leased transformation capacity in an amount equal to the apparent maximum demand recorded. This restatement will involve the recalculation of the annual additional toll corresponding to the downloading point exceeding its agreed power, so that the new monthly payment will become in effect from the month in which the fifth excess to the agreed value has occurred. This recalculation will be done as provided in the following clause.

THIRTEEN: POWER DONWLOAD INCREASE

Should, during the effective period of this additional toll contract, an increase in apparent power agreed to be transmitted for the download at one or more supply points be required, the following procedure will apply:

a) For those segments in which there exists a capacity to transmit the increased power, the additional toll corresponding to the new agreed maximum apparent power will be calculated, that is, the one in effect plus the increase required.
b) For those segments in which there exits no capacity, TRANSELEC will inform PEHUENCHE about the new works and equipment required to expand the capacity and keep service quality and, at TRANSELEC's request, an estimate budget for said works.
c) Only once the terms under which the expansions required to transmit the increases have been agreed to, TRANSELEC will inform the toll for the new use as indicated in a).

Should a maximum apparent download power increase be requested, because the daily maximum apparent power has been exceeded in more than five times or otherwise, TRANSELEC will have a thirty (30) consecutive-day period to answer this request and indicate the feasibility to effect such increase.

FOURTEEN: TECHNICAL CONDITIONS TO DOWNLOADS

It will be PEHUENCHE's responsibility to demand form its customers that the electricity downloads carried out by them conform with the instructions and standards provided through the Regulation of General Electrical Service Law published on September 10, 1998, contained in Statutory Decree No. 327 of the Ministry of Mining.

With respect to power fluctuations in particular, PEHUENCHE shall install electric compensating devices guaranteeing that power fluctuations (flicker) caused by consumption do not exceed the limits set forth in the aforementioned Regulation. As for the harmonic distortion of current, that pertaining current being downloaded shall not exceed the percentages established in the Regulation.

PEHUENCHE shall guarantee that the power factor for its downloads be not below
0.98 during peak hours. The reactive power to be installed to compensate that consumed at the facilities shall allow an adequate power regulation at other times.


PEHUENCHE - TRANSELEC Additional Toll                                          6

PEHUENCHE's downloads shall be three-phased, symmetrical and balanced.

FIFTEEN: AVAILABILITY OF THE SYSTEM

TRANSELEC undertakes to comply with such service quality standards as may be established under the Electric Law, the Electric Regulation, the manuals and procedures of the CDEC - SIC, and the modifications or changes in the mentioned legal texts, which, at no event, shall be lower than the historical standards existing as of the date hereof, measured as the average of the Equivalent Interruption Time (TEI) from Internal Causes, recorded for the years 1995 to 1999, as specified in TRANSELEC's 1999 annual report. Said average TEI from Internal Causes amounts to 15.9 minutes.

Should a failure to comply with this index be detected for two consecutive years, TRANSELEC undertakes to hire the services of an external technical auditing firm, mutually appointed by the parties, which shall make an assessment and recommendations on the operational and maintenance practices followed by TRANSELEC. The recommendations arising from the audit shall be implemented by TRANSELEC.

SIXTEEN: SERVICE SUSPENSION

TRANSELEC may suspend the transmission of energy and power for purposes of scheduled modification or maintenance activities. Such suspensions shall be planned and scheduled by TRANSELEC upon hearing the opinions on this subject from the various generating companies affected by such supply interruption. Such suspensions must be communicated by TRANSELEC to PEHUENCHE in writing at least sixty (60) in advance.

Service suspensions shall be governed by the Electric Law, the Electric Regulation and by the norms and regulations of the CDEC - SIC.

TRANSELEC may also suspend the transmission of energy and power for emergency and repair purposes. Such suspensions shall take once they have been informed to PEHUENCHE as far in advance as the circumstances permit.

SEVENTEEN: POWER AND ENERGY METERING

PEHUENCHE undertakes to send TRANSELEC, on the fifth business day of each month, at the latest, the results of all the power and electricity metering from its customers, for the respective previous month. In addition, TRANSELEC will be expressly authorized by PEHUENCHE to verify and/or witness the metering activities, whenever deemed by TRANSELEC. To do so, TRANSELEC will inform PEHUENCHE, in writing, and with at least 2 (two) months in advance, for coordinating purposes, its intend to verify and/or witness said metering activities.

EIGHTEEN: INFORMATION ON OPERATION

TRANSELEC undertakes to send to PEHUENCHE every time events affecting the normal operation of the transmitting facilities subject to the additional toll object of this contract, a report containing the irregularities and/or interruptions occurred at said facilities before 12:00 a.m. of the day following that when the events took place. The aforementioned report will indicate the duration of the interruptions that may have arisen at the aforementioned facilities, as well as an estimate of the interrupted energy through those facilities, the day and time at which they occurred. The cause of the abnormalities will be indicated in same report or in any other supplementary report.


PEHUENCHE - TRANSELEC Additional Toll                                          7

NINETEEN: LIABILITIES

The liabilities of the contracting parties will be those defined in Statutory Decree No. 1 of 1982 of the Ministry of Mining, hereinafter the Electric Law, Supreme Decree No 327, published on September 1998, hereinafter the Electric Regulation, the manuals and procedures of the CDEC - SIC, and the modifications and changes to the mentioned legal texts.

TRANSELEC shall at no time be liable for the damages or losses, either material or personal, PEHUENCHE and/or third natural individual or legal entities may suffer due to a total or partial lack of supply of electrical energy and power, variations in voltage or frequency, test reconnections or due to failures in the SIT or arising from any other event interrupting, shutting down or disturbing service at the leased facilities, arising from accidents, acts of God or force majeure, acts by third parties or technical failures.

The above will not apply to gross negligence or wrongful acts by TRANSELEC or its employees.

The eventual disconnection arising from the failure to comply with the conditions indicated herein or technical failures will not grant to PEHUENCHE any right to indemnity or compensation of any nature.

TWENTY: PERIOD OF EFFECTIVENESS

This contract will become in force as of October 23, 2000, and it will extend, for each one of PEHUENCHE's customers, to the effectiveness indicated in the Additional Toll Exhibits and, save for the effect of the application of the indexation formula, what is indicated in clauses Ten and Eleven or the increase or decrease in the agreed power shall keep its value in dollars irrespective of the increase or decrease in the other powers being transmitted through the segment and of the expansions or new facilities that may have been materialized during the period of effectiveness as indicated in the respective Additional Toll Exhibits.

Should PEHUENCHE supply new customers subject to an additional toll or renew the supply to a current customer beyond the effectiveness of the corresponding toll as indicated in the Additional Tolls Exhibit, the parties may freely agree on a new additional toll contract for said cases.

During the period prior to January 1st, 2006, the additional tolls for new downloads by PEHUENCHE or for the renewal of the supply contract with any of its current customers, will be calculated by using the NRV and OMC published by TRANSELEC in the book called "New Replacement Value and Operation and Maintenance Costs", July 1999 edition, being duly indexed according to the formulas contained in said publication.

If, during the effectiveness of the additional toll contract, the commercial relationship between PEHUENCHE and its customer is terminated, said situation will not modify the obligations undertaken by PEHUENCHE towards TRANSELEC. If TRANSELEC terminates the supply contract with a customer, while the toll contract for the facilities assigned to said customer is in force, the former shall continue to pay for said additional toll as long as said customer does not enter into an agreement with another supplier, or the customer pays directly TRANSELEC for said toll. On the date the payment of the toll is made by the new supplier or by the customer becomes effective, the parties will terminate the pertinent part of the original contract in force corresponding to that download.

The above will not apply, in case the early termination of the commercial relationship between PEHUENCHE and any of its customers be attributable to the TRANSELEC's failure to comply with the quality and safety standards applied at the transmitting facilities established by current legislation.

In the event that the supply to a customer is definitely suspended due to force majeure or to any other event implying that downloads for said customer are not recorded from the SIT, PEHUENCHE may


PEHUENCHE - TRANSELEC Additional Toll                                          8
terminate the additional toll contract with said customer, informing TRANSELEC of said event 30 days in advance. This condition will not convey an additional charge to PEHUENCHE by TRANSELEC. In the event that the customer, due to force majeure, decreases its maximum download power to 250 kW or less, the parties will agree on a new toll to said customer.

In the event that all or part of the downloads carried out by some PEHUENCHE's current customer are transferred to its parent company or affiliated companies, or to a third party, prior to the expiration of the respective additional tolls, PEHUENCHE undertakes to transfer, together with said downloads, the related additional toll commitments, or, otherwise, PEHUENCHE shall continue to pay for them until their expiration, as established in the Additional Toll Exhibits.

TWENTY-ONE: LEGAL MODIFICATIONS

The parties declare that this contract has been entered into in accordance with legal and regulatory norms in force with regard to tolls and electricity prices contained in the General Law of Electric Services, Statutory Decree No 1/82, so that any change or modification that may be introduced to Statutory Decree (M) No 1/82, within articles 51; 51 A to 51 F, affecting the calculation and values of Additional Tolls or the conditions that apply to this contract, shall cause the parties to totally or partially review this contract.

Should the parties not reach an agreement on the revision of this contract, the parties agree that either of them may submit any difference to the Court of Arbitration referred to in Clause Twenty-two.

Should there exist any methodological or regulatory inaccuracies arising from legal modifications, monthly payments will continue to be made upon the basis of this contract, on a provisional basis and being able to be resettled until said non defined aspects are resolved upon mutual agreement between the parties or as established in clause Twenty-two.

The respective modification to the additional toll, whether arising from the parties' mutual agreement or resolution by the Court of Arbitration, will govern as of the time the event originating said revision it takes place or becomes in force, giving place to the appropriate monthly resettlements. Differences will be paid, if any, by the party in debt, including the interest normally applicable to non-adjustable operations at more or less 90 days, as appropriate, within a maximum period of 30 days as of the agreement is reached or the arbitration ruling is executed.

TWENTY-TWO: ARBITRATION

Any controversy arising between the parties relating to the interpretation, performance or failure, application, or termination of this contract shall be resolved by a Court of Arbitration organized as provided in Article 51 G of Ministry of Mining Statutory Decree No 1 of 1982.

Should either party refuse to designate or delay the appointment of its arbitrator, the other party may resort to the ordinary courts of law in order that the latter makes the appointment thereof. It shall be understood that a refusal or delay occurs when a period of twenty (20) days, as indicated in paragraph three of said Article 51 G, has elapsed, and said appointment has not been made.

Likewise, the parties leave of record that in the event that the arbitrators do not agree on the designation of the third arbitrator within the aforementioned period, such designation shall be made by the Ordinary Courts for the Borough of Santiago. In which case the appointment shall fall upon an attorney at law who has been a member of the Supreme Court or of the Court of Appeals for Santiago; Dean or Director of the Universidad de Chile or Pontificia Universidad Catolica de Chile Law School in Santiago, or a professor of Civil or Commercial Law for at least five years at either of the above mentioned universities.


PEHUENCHE - TRANSELEC Additional Toll                                          9

Once arbitration has been convened, the Court of Arbitration shall resolve, as a first measure, within a term shorter than sixty (60) days, the amount that PEHUENCHE shall continue to provisionally pay TRANSELEC, if appropriate, while the controversy is finally resolved.

TWENTY-THREE: DOMICILE

For all purposes, the parties hereto set their domicile in the city and borough of Santiago, Chile.

TWENTY-FOUR: LEGAL CAPACITIES

The legal capacity of Mr. Lucio Castro Marquez to represent PEHUENCHE is evidenced through public deed executed dated November 2, 1999, executed at the office of Mr. Fernando Opazo Larrain, Notary Public for Santiago.

The legal capacity of Mr. Guillermo Espinosa Ihnen to represent TRANSELEC is evidenced through public deed dated August 18, 1997, executed at the office of Mr. Ismael Ibarra Leniz, acting Notary Public for Santiago.

TWENTY-FIVE: EXHIBITS

The Exhibits attached hereto, four (4) in total, duly signed by the parties hereto, are an integral part of this contract for all contractual and legal purposes.

      -     Exhibit: Additional Toll Customer EMELAT
      -     Exhibit: Additional Toll Customer Minera Valle Central
      -     Exhibits: Additional Toll Customer SAESA
      -     Exhibit: Sixth-month Period Indexation Formula

TWENTY-SIX: NUMBER OF COUNTERPARTS

The present contract is signed in four (4) original counterparts, two (2) of which being kept by each party.

    /s/ Guillermo Espinosa Ihnen           /s/ Lucio Castro Masquez
      Guillermo Espinosa Ihnen                Lucio Castro Masquez
          General Manager                      General Manager
             TRANSELEC                            PEHUENCHE


PEHUENCHE - TRANSELEC Additional Toll                                         10